Exhibit 10.2
CONTRIBUTION, CONVEYANCE, ASSUMPTION AND MERGER
AGREEMENT
by and among
MID-CON ENERGY GP, LLC
MID-CON ENERGY PARTNERS, LP
MID-CON ENERGY PROPERTIES, LLC
MID-CON ENERGY I, LLC
MID-CON ENERGY II, LLC
and
The “Founders” named herein
Dated as of [November] [•], 2011

CONTRIBUTION, CONVEYANCE, ASSUMPTION AND MERGER
AGREEMENT
     This Contribution, Conveyance, Assumption and Merger Agreement, dated as of [November] [•], 2011 (this “Agreement”), is by and among Mid-Con Energy GP, LLC, a Delaware limited liability company (the “General Partner”), Mid-Con Energy Partners, LP, a Delaware limited partnership (the “Partnership”), Mid-Con Energy Properties, LLC, a Delaware limited liability company (“Mid-Con Properties”), Mid-Con Energy I, LLC, a Delaware limited liability company (“Mid-Con I”), Mid-Con Energy II, a Delaware limited liability company (“Mid-Con Energy II”) and Messrs. Charles R. Olmstead, Jeffrey R. Olmstead and S. Craig George (each a “Founder” and, collectively, the “Founders”). The above-named entities are sometimes referred to in this Agreement each as a “Party” and collectively as the “Parties.” Capitalized terms used herein shall have the meanings assigned to such terms in Article I.
RECITALS
     WHEREAS, as further described below, the General Partner and the Organizational Limited Partner (as defined below) have formed the Partnership, pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), for the purpose of engaging in any business activity that is approved by the General Partner and that lawfully may be conducted by a limited partnership organized pursuant to the Delaware LP Act;
     WHEREAS, in order to accomplish the objectives and purposes of the preceding recital, each of the following actions has been taken prior to the date hereof:
1.	Charles R. Olmstead, as the organizational member, formed the General Partner, pursuant to the Delaware Limited Liability Company Act (the “Delaware LLC Act”), and contributed $1,000 in exchange for all of the membership interests in the General Partner;

2.	the General Partner and S. Craig George, as the organizational limited partner, formed the Partnership (the “Organizational Limited Partner”), pursuant to the Delaware Revised Uniform Limited Partnership Act (the “Delaware LP Act”), and contributed $20 and $980, respectively, in exchange for a 2% general partner interest and a 98% limited partner interest, respectively, in the Partnership;

3.	the Partnership formed Mid-Con Properties pursuant to the Delaware LLC Act and contributed $1,000 in exchange for all of the membership interests in Mid-Con Properties.
     WHEREAS, immediately prior to the consummation of the transactions contemplated hereby (the “Closing”), J&A Oil Company, an [Oklahoma] corporation (“J&A Oil”) and Mid-Con Energy Operating, Inc., an [Oklahoma] corporation formerly known as RDT Properties, Inc. (“Mid-Con Operating”), will convey to Mid-Con II certain working interests in the Cushing Field and certain commodity derivative contracts (the “Cushing Contribution”) for the right to receive aggregate consideration of $[6.0] million.
     WHEREAS, concurrently with the Closing, each of the following matters will occur:

1.	Mid-Con I and Mid-Con II will distribute their working capital assets, estimated to be approximately $[•] million and $[•] million, respectively, in accordance with the provisions of the respective limited liability agreements of Mid-Con I and Mid-Con II;

2.	Each of Charles R. Olmstead, Jeffrey R. Olmstead and S. Craig George (collectively, the “Founders”) will contribute to the General Partner a portion of his membership interests in Mid-Con I and Mid-Con II having a value equal to 0.6⅔% of the equity value of the Partnership based on upon the pricing of its initial public offering (the “Partnership Equity Value”) (each, a “GP Contribution Interest” and, collectively, “GP Contribution Interests”) in exchange for one-third of the membership interests in the General Partner so that, collectively, the GP Contribution Interests will have an aggregate value equal to 2.0% of the Partnership Equity Value;

3.	the General Partner will contribute the GP Contribution Interests to the Partnership in exchange for [•] notional general partner units in the Partnership representing a continuation of its 2.0% general partner interest in the Partnership;

4.	Mid-Con I and Mid-Con II will each merge with and into Mid-Con Properties, with Mid-Con Properties surviving as a wholly owned subsidiary of the Partnership (the “Merger”), in exchange for the right of the members of Mid-Con I and Mid-Con II to receive, in the aggregate, (i) [•] MLP Common Units (as defined herein), (ii) $[•] million in cash and, (iii) upon the earlier to occur of the expiration of the Option Period (as defined herein) period or the exercise in full of the Over-Allotment Option (as defined herein), (A) a number of additional MLP Common Units that is equal to the excess, if any, of (x) [•][1] over (y) the aggregate number of MLP Common Units, if any, actually purchased by and issued to the Underwriters (as defined herein) pursuant to the exercise of the Over-Allotment Option on the Option Closing Date(s) (as defined herein) (the “Additional MLP Common Units”), and (B) the amount of cash, if any, contributed by the Underwriters to the Partnership (net of the applicable Underwriters’ discount and structuring fee) on the Option Closing Date(s) with respect to MLP Common Units purchased by and issued to the Underwriters pursuant to each exercise of the Over-Allotment Option (the “Option Net Cash Proceeds”);

5.	the public, through the Underwriters, will contribute $[•] million in cash to the Partnership (or $[•] million, net of the Underwriters’ discount of $[•] million and the structuring fee of $[•] payable to RBC Capital Markets, LLC) in exchange for [•] MLP Common Units from the Partnership (representing a [•]% limited partner interest in the Partnership);

6.	Mid-Con Properties will borrow $[•] million under its New Credit Facility (as defined herein);

[1]	Full shoe amount (15% of total number of units offered to public)

7.	the Partnership will (a) repay the $[•] million in indebtedness outstanding under its Existing Credit Facilities (as defined herein), (b) pay transaction expenses of approximately $[•], (c) pay the aggregate consideration of [$6.0] million to J&A Oil and Mid-Con Operating for the Cushing Contribution and (d) distribute the remaining $[•] million in cash to the members of Mid-Con I and Mid-Con II in accordance with Exhibit B as partial consideration for the Merger attached hereto and, in part, as a reimbursement of pre-formation capital expenditures made by Mid-Con I and Mid-Con II;

8.	the 98% limited partner interest in the Partnership held by the Organizational Limited Partner will be redeemed and the initial capital contribution of the Organization Limited Partner will thereupon be refunded;

9.	the Partnership will contribute the GP Contribution Interests to Mid-Con Properties;

10.	the agreements of limited partnership and the limited liability company agreements of the General Partner, the Partnership [and Mid-Con Properties] will be amended and restated to the extent necessary to reflect the applicable matters set forth above and contained in this Agreement;
     WHEREAS, (i) Mid-Con I has the following membership interests outstanding: [•] Class A units, [•] Class B units and [•] Class C units; and (ii) Mid-Con II has the following membership interests outstanding: [•] Class A units, [•] Class B units and [•] Class C units; and
     WHEREAS, the members or partners of the Parties have taken all corporate, limited liability company and partnership action, as the case may be, required to approve the transactions contemplated by this Agreement, including with respect to the Merger.
     NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     The terms set forth below in this Article I shall have the meanings ascribed to them below or in the part of this Agreement referred to below:
     “Commission” means the U.S. Securities and Exchange Commission.
     “Effective Time” means immediately prior to the closing of the IPO pursuant to the Underwriting Agreement.
     “Existing Credit Facilities” means ___________.
     “IPO” means the initial public offering of MLP Common Units, as contemplated in the Registration Statement.

     “IPO Price” means the price paid by investors in IPO as indicated on the cover page of the prospectus contained in the Registration Statement.
     “Mid-Con I LLC Agreement” means the Limited Liability Company Agreement of Mid-Con I, dated June [15], 2009, as amended.
     “Mid-Con I Unit” means each Unit of Membership Interest of a Member of Mid-Con I, as such terms are defined in the Mid-Con I LLC Agreement.
     “Mid-Con II LLC Agreement” means the Limited Liability Company Agreement of Mid-Con II, dated June [15], 2009, as amended.
     “Mid-Con II Unit” means each Unit of Membership Interest of a Member of Mid-Con II, as such terms are defined in the Mid-Con II LLC Agreement.
     “MLP Common Units” means the common units representing limited partner interests in the Partnership.
     “New Credit Facility” means ___________.
     “Option Closing Date” has the meaning assigned to such term in ___________.
     “Option Period” has the meaning assigned to such term in _____________
     “Over-Allotment Option” means the Underwriters’ option to purchase up to an additional [•] MLP Common Units.
     “Partnership Agreement” means the First Amended and Restated Agreement of Limited Partnership of the Partnership, dated [November] [•], 2011.
     “Registration Statement” means the Registration Statement on Form S-1 filed with the Commission (Registration No. 333-176265), as amended and effective at the Effective Time.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Underwriters” means those underwriters listed in the Underwriting Agreement.
     “Underwriting Agreement” means that certain Underwriting Agreement between RBC Capital Markets, LLC and ____________, as representatives of the Underwriters, the General Partner, the Partnership, Mid-Con Properties and _________, dated as of [•], 2011.
ARTICLE II
CONTRIBUTIONS AND ACKNOWLEDGEMENTS
     Section 2.1 Distribution of Working Capital Assets. (i) Mid-Con I hereby grants, distributes, bargains, conveys, assigns, transfers, sets over and delivers all of its working capital as of the Effective Time to the holders of Mid-Con I Units, to be distributed in accordance with [Section 4.3] of the Mid-Con I LLC Agreement, and (ii) Mid-Con II hereby grants, distributes, bargains, conveys, assigns, transfers, sets over and delivers all of its working capital as of the

Effective Time to the holders of Mid-Con II Units, to be distributed in accordance with Section 4.3 of the Mid-Con II LLC Agreement. Schedule A-I hereto sets forth the amount of cash to be received by each holder of Mid-Con I Units pursuant to clause (i) of the immediately preceding sentence, and Schedule A-II hereto sets forth the amount of cash to be received by each holder of Mid-Con II Units pursuant to clause (ii) of the immediately preceding sentence.
     Section 2.2 Contribution of the GP Contribution Interests by the Founders to the General Partner. Each of the Founders hereby grants, distributes, bargains, conveys, assigns, transfers, sets over and delivers to the General Partner, its successors and assigns, for its and their own use forever, all right, title and interest in and to his respective GP Contribution Interest, and the General Partner hereby accepts such GP Contribution Interests.
     Section 2.3 Contribution of the GP Contribution Interests by the General Partner to the Partnership. The General Partner hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to the Partnership, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the GP Contribution Interests, as a capital contribution, in exchange for [•] general partner units representing a continuation of its 2.0% general partner interest in the Partnership, and the Partnership hereby accepts the GP Contribution Interests as a contribution to the capital of the Partnership.
     Section 2.4 Contribution of the GP Contribution Interests by the Partnership to Mid-Con Properties. The Partnership hereby grants, contributes, bargains, conveys, assigns, transfers, sets over and delivers to Mid-Con Properties, its successors and its assigns, for its and their own use forever, all right, title and interest in and to the GP Contribution Interests, and Mid-Con Properties hereby accepts such GP Contribution Interests.
     Section 2.5 Merger of Mid-Con I and Mid-Con II with and into Mid-Con Properties. The Parties acknowledge that Mid-Con Properties has adopted a certificate of merger, in the form attached hereto as Exhibit A and, pursuant thereto, Mid-Con I and Mid-Con II will merge with and into Mid-Con Properties, the separate existence of Mid-Con I and Mid-Con II will cease and Mid-Con Properties will survive and continue to exist as a Delaware limited liability company, such that immediately following the Merger, Mid-Con Properties will be a direct, wholly owned subsidiary of the Partnership. This Section 2.4, together with Article III hereof, shall serve as an agreement of merger with respect to the Merger pursuant to Section 18-209 of the Delaware LLC Act.
     Section 2.6 Underwriters’ Cash Contribution. The Parties acknowledge that the public, through the Underwriters, has made a capital contribution to the Partnership of $[•] in cash ($[•] net to the Partnership after the underwriting discount (the “Spread”) of $[•] and the structuring fee of $[•] payable to RBC Capital Markets, LLC) in exchange for the issuance by the Partnership to the Underwriters of [•] MLP Common Units, representing a [•]% limited partner interest in the Partnership.
     Section 2.7 Borrowing Under New Credit Facility. The Parties acknowledge the Partnership has entered into the New Credit Facility and borrowed $[•] million thereunder;

     Section 2.8 Repayment of Outstanding Indebtedness, Payment of Transaction Expenses and Payment of Purchase Consideration. The Parties acknowledge (a) the repayment by the Partnership of an aggregate of $[•] million in indebtedness outstanding under the Existing Credit Facilities, (b) the payment by the Partnership, in connection with the transactions contemplated hereby, of estimated transaction expenses in the amount of approximately $[•] million (exclusive of the Spread and the structuring fee) and (c) the payment by the Partnership of aggregate consideration of $[6.0] million to J&A Oil and Mid-Con Operating in exchange for the Cushing Contribution.
     Section 2.9 Redemption of the Initial Limited Partner Interest in the Partnership and the Return of Initial Capital Contribution. The Partnership (a) hereby redeems the 98% limited partner interest in the Partnership held by the Organizational Limited Partner and (b) hereby refunds and distributes to the Organization Limited Partner the initial capital contribution made to the Partnership along with 98.0% of any interest or other profit that resulted from the investment or other use of such initial capital contribution.
ARTICLE III
ADDITIONAL PROVISIONS RELATING TO THE MERGER
     Section 3.1 Merger Consideration. By virtue of the Merger, at the Effective Time, (i) the Mid-Con I Units issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, in the aggregate, $[•] in cash and [•] MLP Common Units and (ii) the Mid-Con II Units issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, in the aggregate, $[•] in cash and [•] MLP Common Units. Schedule B-I hereto sets forth the amount of cash and the number of MLP Common Units to be received by each holder of Mid-Con I Units pursuant to clause (i) of the immediately preceding sentence, and Schedule B-II hereto sets forth the amount of cash and the number of MLP Common Units to be received by each holder of Mid-Con II Units pursuant to clause (ii) of the immediately preceding sentence.
     Section 3.2 Additional Merger Consideration. By virtue of the Merger, at the expiration of the Option Period, the holders of Mid-Con I Units and Mid-Con II Units, in each case, issued and outstanding immediately prior to the Effective Time will be entitled to receive, in the aggregate, up to $[•] in cash or up to [•] MLP Common Units or a combination of cash and MLP Common Units. Schedule C hereto sets forth (i) the amount of cash to received by each holder of Mid-Con I Units and each holder Mid-Con II Units in the event that, as the expiration of the Option Period, the Over-Allotment Option has been exercised in full by the Underwriters, (ii) the number of MLP Common Units to be received by each of holder of Mid-Con I Units and each holder Mid-Con II Units in the event that, as the expiration of the Option Period, the Over-Allotment Option has not been exercised by the Underwriters and (iii) the formulae for determining the amount of cash and the number of MLP Common Units to be received by the holders of each class of Mid-Con I Units and the holders of each class of Mid-Con II Units in event that, as the expiration of the Option Period, the Over-Allotment is exercised in part by the Underwriters.

     Section 3.3 No Fractional MLP Common Units. No certificates or scrip of the MLP Common Units representing fractional Common Units or book-entry credit of the same shall be issued upon the surrender for exchange of Mid-Con I Units and Mid-Con II Units. Notwithstanding any other provision of this Article III, each holder of Mid-Con I Units or Mid-Con II Units exchanged in the Merger, who would otherwise have been entitled to receive a fraction of an MLP Common Unit (after taking into account all Mid-Con I and Mid-Con II Units delivered by such holder), shall receive, in lieu thereof, cash (without interest rounded to the nearest whole cent) in an amount equal to the product of (i) the IPO Price per MLP Common Unit and (ii) the fraction of an MLP Common Unit that such holder would otherwise be entitled to receive pursuant to this Article III.
     Section 3.4 No Further Rights in Mid-Con I and Mid-Con II. All Mid-Con I Units and Mid-Con II Units, when converted in the Merger, shall cease to be outstanding and shall automatically be cancelled and cease to exist. After the Effective Time, each holder of such Mid-Con I Units and Mid-Con II Units shall cease to have any rights with respect thereto, except to the receive the consideration specified in Section 3.1 and Section 3.2.
     Section 3.5 Withholding. Each of the Partnership and Mid-Con Properties shall be entitled to deduct and withhold from the consideration otherwise payable to the Mid-Con I unitholders and the Mid-Con II unitholders pursuant to this Article III such amounts as the Partnership or Mid-Con Properties is required to deduct and withholder under the Code or any state, local or foreign tax law, with respect to such payment. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid the holders of Mid-Con I Units or Mid-Con II Units, as the case may be, in respect of whom such deduction and withholding was made.
     Section 3.6 Restrictive Legend. The certificates evidencing MLP Common Units issued to the Mid-Con I unitholders and Mid-Con II unitholders pursuant to this Section 2.4 shall be characterized as “restricted securities” under the federal securities laws and shall bear the following legend:
“These securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state or other jurisdiction. These securities may not be sold or offered for sale except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from registration thereunder, in each case in accordance with all applicable securities laws of the states or other jurisdictions, and in the case of a transaction exempt from registration, such securities may only be transferred if the transfer agent for such securities has received documentation satisfactory to it that such transaction does not require registration under the Securities Act.”

ARTICLE IV
FURTHER ASSURANCES
     From time to time after the Effective Time, and without any further consideration, the Parties agree to execute, acknowledge and deliver all such additional deeds, assignments, bills of sale, conveyances, instruments, notices, releases, acquittances and other documents, and to do all such other acts and things, all in accordance with applicable law, as may be necessary or appropriate (a) more fully to assure that the applicable Parties own all of the properties, rights, titles, interests, estates, remedies, powers and privileges granted by this Agreement, or which are intended to be so granted, (b) more fully and effectively to vest in the applicable Parties and their respective successors and assigns beneficial and record title to the interests contributed and assigned by this Agreement or intended to be so and (c) more fully and effectively to carry out the purposes and intent of this Agreement.
ARTICLE V
EFFECTIVE TIME; ORDER OF COMPLETION
     Notwithstanding anything contained in this Agreement to the contrary, none of the provisions of Article II of this Agreement shall be operative or have any effect until the Effective Time, at which time all the provisions of Article II of this Agreement shall be effective and operative without further action by any Party hereto. The transactions provided for in Article II of this Agreement shall be completed immediately following the Effective Time in the order set forth therein.
ARTICLE VI
MISCELLANEOUS
     Section 6.1 Headings; References; Interpretation. All Article and Section headings in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any of the provisions hereof. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including, without limitation, all Schedules and Exhibits attached hereto, and not to any particular provision of this Agreement. All references herein to Articles, Sections, Schedules and Exhibits shall, unless the context requires a different construction, be deemed to be references to the Articles and Sections of this Agreement and the Schedules and Exhibits attached hereto, and all such Schedules and Exhibits attached hereto are hereby incorporated herein and made a part hereof for all purposes. All personal pronouns used in this Agreement, whether used in the masculine, feminine or neuter gender, shall include all other genders, and the singular shall include the plural and vice versa. The use herein of the word “including” following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, “but not limited to”, or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of such general statement, term or matter.

     Section 6.2 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.
     Section 6.3 No Third Party Rights. The provisions of this Agreement are intended to bind the Parties as to each other and are not intended to and do not create rights in any other person or confer upon any other person any benefits, rights or remedies, and no person is or is intended to be a third party beneficiary of any of the provisions of this Agreement.
     Section 6.4 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all signatory Parties had signed the same document. All counterparts shall be construed together and shall constitute one and the same instrument.
     Section 6.5 Choice of Law. This Agreement shall be subject to and governed by the laws of the State of [Oklahoma]. Each Party hereby submits to the jurisdiction of the state and federal courts in the State of [Oklahoma] and to venue in [Tulsa, Oklahoma].
     Section 6.6 Severability. If any of the provisions of this Agreement are held by any court of competent jurisdiction to contravene, or to be invalid under, the laws of any political body having jurisdiction over the subject matter hereof, such contravention or invalidity shall not invalidate the entire Agreement. Instead, this Agreement shall be construed as if it did not contain the particular provisions or provisions held to be invalid and an equitable adjustment shall be made and necessary provision added so as to give effect to the intention of the Parties as expressed in this Agreement at the time of execution of this Agreement.
     Section 6.7 Amendment or Modification. This Agreement may be amended or modified from time to time only by the written agreement of all the Parties. Each such instrument shall be reduced to writing and shall be designated on its face as an amendment to this Agreement.
     Section 6.8 Integration. This Agreement and the instruments referenced herein supersede all previous understandings or agreements among the Parties, whether oral or written, with respect to the subject matter of this Agreement and such instruments. This Agreement and such instruments contain the entire understanding of the Parties with respect to the subject matter hereof and thereof. No understanding, representation, promise or agreement, whether oral or written, is intended to be or shall be included in or form part of this Agreement unless it is contained in a written amendment hereto executed by the parties hereto after the date of this Agreement.
     Section 6.9 Deed; Bill of Sale; Assignment. To the extent required and permitted by applicable law, this Agreement shall also constitute a “deed,” “bill of sale” or “assignment” of the assets and interests referenced herein.
[Signature Pages Follow]

     IN WITNESS WHEREOF, the parties to this Agreement have caused it to be duly executed as of the date first above written.

MID-CON ENERGY GP, LLC
By:
	Name:	Charles R. Olmstead
	Title:	Chief Executive Officer

MID-CON ENERGY PARTNERS, LP
By:	Mid-Con Energy GP, LLC its general partner

By:
	Name:	Charles R. Olmstead
	Title:	Chief Executive Officer

MID-CON PROPERTIES, LLC
By:	Mid-Con Energy Partners, L.P. its sole member

By:	Mid-Con Energy GP, LLC its general partner

By:
	Name:	Charles R. Olmstead
	Title:	Chief Executive Officer

MID-CON ENERGY I, LLC
By:
	Name:	Charles R. Olmstead
Title:

MID-CON ENERGY II, LLC
By:
	Name:	Charles R. Olmstead
Title:

Signature Page to Contribution, Conveyance and Assumption Agreement

FOUNDERS:

Charles R. Olmstead

Jeffrey R. Olmstead

S. Craig George

Signature Page to Contribution, Conveyance and Assumption Agreement